Exhibit 99.2

APOGEE THERAPEUTICS, INC.

NON-PLAN STOCK OPTION AGREEMENT

GRANT NOTICE FOR
NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, Apogee Therapeutics, Inc. (the “Company”), hereby grants to Participant named below the Nonqualified Stock Option (the “Option”) to purchase any part or all of the number of shares of Common Stock that are covered by this Option at the Exercise Price per share, each specified below, and upon the terms and subject to the conditions set forth in this Grant Notice and the Terms and Conditions (the “Terms and Conditions”) attached hereto as Exhibit A. This Option is granted outside of the Apogee Therapeutics, Inc. 2023 Equity Incentive Plan (as amended from time to time, the “Plan”), but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Option were a Nonqualified Stock Option granted under the Plan. This Option is not intended to qualify as an incentive stock option under Section 422 of the Code. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Name of Participant:	Mark McKenna
Grant Date:	August 17, 2023
Number of Shares of Common Stock covered by Option:	100,000
Exercise Price Per Share:	$23.60
Expiration Date:	August 17, 2033
Stockholder Approval Contingency:	No shares of Common Stock may be issued under this Option prior to approval of the issuance of shares of Common Stock pursuant to this Option by the Company’s stockholders. The issuance of shares pursuant to this Option will be submitted to the Company’s stockholders for approval at the next annual meeting of stockholders following the Grant Date. In the event that the issuance of shares of Common Stock pursuant to this Option is not approved by the Company’s stockholders prior to August 17, 2024, this Option will expire and be forfeited on that date and no shares of Common Stock will be issued pursuant to this Option.
Vesting Schedule:	Subject to the Terms and Conditions, the Options shall vest monthly in thirty-six equal installments commencing on August 17, 2023, subject to Mr. McKenna’s continued service to the Company through each applicable vesting date.

By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan, and the Terms and Conditions.

APOGEE THERAPEUTICS, INC.

By:
Name:
Title:

PARTICIPANT

Name: Mark McKenna

Signature Page to

Grant Notice for

Nonqualified Stock Options

EXHIBIT A

APOGEE THERAPEUTICS, INC.
NON-PLAN STOCK OPTION AGREEMENT

TERMS AND CONDITIONS FOR
NONQUALIFIED STOCK OPTIONS

These Terms and Conditions apply to the Option granted pursuant to the Grant Notice to which these Terms and Conditions are attached (the “Grant Notice”). Although the Option is granted outside of the Plan, the Option shall be subject to the terms of the Plan as if granted thereunder, which terms are incorporated into these Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan or the Grant Notice, as applicable.

1.	Terms of Option

Apogee Therapeutics, Inc. (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith a Nonqualified Stock Option (the “Option”) to purchase up to the number of shares of Common Stock at an Exercise Price per share, each as set forth in the Grant Notice. The Option is subject to the conditions set forth in the Grant Notice, these Terms and Conditions, and the Plan. For purposes of these Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	Exercise of Option

(a)               The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice and shall not be exercisable prior to approval of the issuance of shares of Common Stock pursuant to the Option by the Company’s stockholders (the “Stockholder Approval Contingency”). After the Grant Date and satisfaction of the Stockholder Approval Contingency, to the extent not previously exercised, and subject to termination or acceleration as provided in these Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it is or becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice; provided, that (except as set forth in Section 3(a) below) the Participant remains continuously providing services to the Company and does not experience a Termination of Employment.

(b)               To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

(c)               The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock.

Exhibit A

Terms and Conditions for

Nonqualified Stock Options

The Exercise Price may be paid in, cash, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, or in such other manners as may be permitted by the Committee.

(d)               Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate Company policy or any federal, state or other applicable laws.

3.	Expiration of Option

The Option shall expire and cease to be exercisable as of the earlier of (i) the Expiration Date set forth in the Grant Notice, (ii) the first anniversary of the Grant Date if the Stockholder Approval Contingency is not satisfied prior to such date, or (iii) the date specified below in connection with the Participant’s Termination of Employment:

(a)               If the Participant’s Termination of Employment is as a result of the Participant’s death or Disability, the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment until the first anniversary of the Termination Date (as defined below).

(b)               If the Participant’s Termination of Employment is by the Company without Cause, in each case, on or within 12 months following a Change in Control, subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the entire Option shall be fully vested and (ii) the Participant may exercise any portion of the Option until the date that is three months following the Termination Date.

(c)               If the Participant’s Termination of Employment is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the Termination Date.

(d)               If the Participant’s Termination of Employment is for any reason other than as set forth in Section 3(a), 3(b) or 3(c), the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment until the date that is three months following the Termination Date.

(e)               Any portion of the Option that is not vested and exercisable at the time of a Termination of Employment (after taking into account any accelerated vesting under this Section 3, Section 16 of the Plan or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the Termination Date.

(f)                As used in this Section 3, “Termination Date” means the date of the Participant’s Termination of Employment.

4.	Restrictions on Resales of Shares Acquired Pursuant to Option Exercise

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other option holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

5.	Income Taxes

The Participant acknowledges that the ultimate liability for all taxes legally due by the Participant is and remains the Participant’s responsibility. The Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the tax treatment in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of the Common Stock issuable under the Option; and (ii) does not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s tax liability or achieve any particular tax result.

6.	Non-Transferability of Option

Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 6.

7.	Other Agreements Superseded

The Grant Notice, these Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

8.	Limitation of Interest in Shares Subject to Option

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s service at any time for any reason.

9.	No Liability of Company

The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.

10.	General

(a)               In the event that any provision of these Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b)               The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Terms and Conditions.

(c)               These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d)               These Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e)               In the event of any conflict between the Grant Notice, these Terms and Conditions and the Plan, the Grant Notice and these Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Terms and Conditions, the Grant Notice shall control.

(f)                All questions arising under the Plan or under these Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

11.	CLAWBACK

The Option and any shares of Common Stock issued upon exercise of the Option will be subject to recoupment in accordance with any clawback policy adopted by the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. By accepting the Option, the Participant is agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion.

12.	Electronic Delivery

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.

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